Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 6th day of February 2008, by and between International Rectifier Corporation, a Delaware corporation (the “Corporation”), and Oleg Khaykin, an individual (the “Executive”).

RECITALS

THE CORPORATION AND THE EXECUTIVE ENTER INTO THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.  The Corporation desires that the Executive be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B.  The Executive desires to accept employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Corporation and the Executive agree as follows:

1.             Retention and Duties.

1.1                               Retention.  The Corporation hereby agrees to engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement.  The Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2                               Duties.  During the Period of Employment, the Executive shall serve the Corporation as its President and Chief Executive Officer and shall be principally responsible for the general supervision, direction and control of the business and officers of the Corporation, in each case subject to the general direction of the Corporation’s Board of Directors (the “Board”).  During the Period of Employment, the Executive shall have the powers and duties customarily attendant to the offices of president and chief executive officer of a corporation of the size and nature of the Corporation and such other powers and duties commensurate with his position as the Board may assign from time to time.  The Executive shall also be subject to the corporate policies of the Corporation as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Corporation’s insider trading policy, Code of Ethics, and employee policies, as they may change from time to time).  During the Period of Employment, the Executive shall report solely to the Board.  The Corporation shall appoint the Executive to the Board promptly following the Commencement Date (as defined in Section 2).  In connection with any expiration of the term of the Executive’s Board seat during the Period of Employment, the Corporation shall re-nominate the Executive at the related annual meeting of the Corporation’s stockholders to fill a Board seat, if the Executive is elected as a director, that would have the longest remaining term of the director seats to be filled at that meeting (but the Board shall not be required to change the class of seat the Executive has theretofore filled as a director) and, in such cases, shall use good faith efforts to keep the Executive on the Board; provided the Executive is continuing as an employee of the Corporation, is otherwise willing to serve on the Board, and satisfies the minimum guidelines and requirements (if any) established by the Corporation for Board membership generally.

1.3                               No Other Employment; Minimum Time Commitment.  During the Period of Employment, the Executive shall devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and hold no other employment.  Nothing herein shall preclude the Executive from (i) serving on boards of directors of other business entities provided that the Board approves such other service in writing, (ii) engaging in a reasonable level of charitable activities and community affairs, including serving on boards of directors or the equivalent, and (iii) managing his personal and family investments and affairs, provided that such activities do not violate applicable law or materially interfere or conflict with the effective discharge of his duties and responsibilities to the Corporation or the policies of the Corporation, as they may be in effect from time to time.  The Board has approved the Executive’s service as a member of the board of directors of Zarlink Semiconductor, Inc.  Notwithstanding the foregoing, however, the Corporation has the right (upon written notice) to require the Executive to resign from any board (including, without limitation, the board of directors of Zarlink Semiconductor, Inc.) or similar body on which he may now or in the future serve (or reduce his involvement) if the Board reasonably determines in good faith that such service violates applicable law or materially interferes or conflicts with the effective discharge of the Executive’s duties and responsibilities to the Corporation or that any business related to such service is then in material competition with any business of the Corporation or any of its affiliates.

1.4                               No Breach of Contract.  The Executive hereby represents to the Corporation that: (i) the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has provided the Corporation with a copy of any confidentiality, trade secret, non-compete, no solicit, or similar agreement or policy (or agreement or policy containing any similar restrictive covenant) to which the Executive is a party or otherwise bound (each, a “Restrictive Covenant Agreement”); (iii) no Restrictive Covenant Agreement reasonably will interfere with the effective discharge by the Executive of his duties to the Corporation; and (iv) the Executive will not disclose trade secrets or other confidential information to the Corporation in violation of any applicable law or any Restrictive Covenant Agreement.

1.5                               Location.  The Executive acknowledges that the Corporation’s principal executive offices are currently located in El Segundo, California.  The Executive’s principal place of employment shall be the Corporation’s principal executive offices, as (subject to Section 5.5(e)(iii)) they may be moved from time to time at the discretion of the Corporation.  The Executive agrees that he will be regularly present at the Corporation’s principal executive offices, subject to travel in the course of performing his duties for the Corporation.

2.                                      Period of Employment.  Subject to earlier termination as provided in Section 3.5, the “Period of Employment” shall be a period of three (3) years commencing on March 1, 2008 (the “Commencement Date”) and ending at the close of business on the third (3rd) anniversary of the Commencement Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on each of the second, third, fourth and fifth anniversaries of the Commencement Date, unless either party gives notice, in writing, prior to such anniversary that the Period of Employment shall not be extended (or further extended, as the case may be).  The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence.  Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Good Reason” for purposes of this Agreement.  Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.             Compensation.

3.1                               Base Salary.  The Executive’s base salary for the Period of Employment (the “Base Salary”) shall be at the initial rate of SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000) per annum and shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.  During the Period of Employment, the Board will review the Executive’s Base Salary on an annual basis (commencing in 2009) and may, in its discretion, increase (but not decrease) the Base Salary from the rate in effect immediately preceding any such change.

3.2                               Annual Incentive Bonus.  During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus in an amount to be determined by the Compensation Committee of the Board (the “Compensation Committee”) in good faith (the “Incentive Bonus”); provided, however, that the Executive must be continuously employed with the Corporation through the last day of a fiscal year to be eligible to receive an Incentive Bonus for that fiscal year.  The Executive’s target Incentive Bonus opportunity for a fiscal year shall equal ONE HUNDRED PERCENT (100%) of the Executive’s Base Salary at the rate in effect on the last day of such fiscal year, with the actual bonus amount for any such fiscal year determined by the Compensation Committee based on performance targets and objectives (which may be based on the performance of the Corporation and/or the Executive’s individual performance, as the Compensation Committee may determine), and actual performance against those targets and objectives, as determined in good faith by the Compensation Committee for such year, in consultation with the Executive; provided, however, that with respect to the Executive’s Incentive Bonus for the Corporation’s fiscal year ending June 30, 2008, such bonus shall be prorated based on the number of days between the Commencement Date and June 30, 2008.  Any Incentive Bonus payable to the Executive with respect to a fiscal year shall be paid as soon as reasonably practicable after the last day of such fiscal year (and in all events in the same calendar year as the year in which such fiscal year ends).

3.3                               Signing Bonus.  In the event that (1) any of (i) Executive’s notice to Amkor Technology, Inc. (the “Former Employer”) or Former Employer otherwise acquiring notice of the Executive’s appointment to the Board or intention to accept employment with the Corporation, (ii) public announcement of Executive’s appointment to the Board or intention to accept employment with the Corporation, or (iii) commencement of Executive’s service as a member of the Board or employment with the Corporation occurs before the time of payment of the Former Employer’s executive bonuses for its 2007 fiscal year generally and (2) the Former Employer does not pay the Executive a bonus with respect to the Former Employer’s 2007 fiscal year or pays the Executive a bonus with respect to such fiscal year of less than FIVE HUNDRED AND SEVENTY FIVE THOUSAND DOLLARS ($575,000), the Executive will be entitled to receive a one-time signing bonus from the Corporation (the “Signing Bonus”) equal to difference between FIVE HUNDRED AND SEVENTY FIVE THOUSAND DOLLARS ($575,000) and the amount of such bonus paid by the Former Employer to the Executive with respect to such fiscal year.  (For purposes of clarity, the entitlement to a Signing Bonus will be determined based on gross bonus amounts determined before giving effect to tax withholding and other authorized deductions, but any payment of the Signing Bonus itself will be subject to required tax withholding.)  If the Executive is entitled to a Signing Bonus, the Corporation shall pay such bonus to the Executive not later than December 31, 2008.  The Executive agrees to use his reasonable efforts to obtain from the Former Employer the full amount of his bonus for the Former Employer’s 2007 fiscal year.

3.4                               Equity Incentive Awards.  The Compensation Committee shall approve the grant to the Executive of the following awards under the Corporation’s 2000 Incentive Plan, as amended (the “Plan”), such awards to be granted no later than the later of the Commencement Date or the date that is the third trading day on the New York Stock Exchange that follows the day on which the Corporation is current in its financial statement reporting obligations to the Securities and Exchange Commission (which is currently expected to be when the Corporation files its Annual Report on Form 10-K for its fiscal year ended June 30, 2007, but would be extended until the third trading day following the filing of any then past due report for a subsequent fiscal quarter and the amendment of any incomplete current report requiring the presentment of financial information) (the later of such dates, the “Date of Grant”):

•                  An option (the “Option”) to purchase 750,000 shares of the Corporation’s common stock.  The per-share exercise price of the Option shall be the closing market price of a share of the Corporation’s common stock on the Date of Grant, and the expiration date of the Option shall be the day before the fifth anniversary of the Date of Grant (subject to earlier termination as provided in the applicable award agreement).  The Option shall vest and become exercisable in five substantially equal installments on each of the first five anniversaries of the Commencement Date, in each case subject to the Executive’s employment with the Corporation through the applicable vesting date (and subject to accelerated vesting as provided in Section 5.3 below), provided that the vesting date for the fifth and final such installment shall not be later than the date that is four years and nine months after the Date of Grant.  The Option shall be evidenced by a stock option agreement in substantially the form provided by the Corporation to the Executive and will be subject to such other terms as are provided therein and in the Plan.

•                  An award of 250,000 restricted stock units (the “RSU Award”), such award to be effective on the Date of Grant and to vest in five substantially equal installments on each of the first five anniversaries of the Commencement Date, in each case subject to the Executive’s employment with the Corporation through the applicable vesting date (and subject to accelerated vesting as provided in Section 5.3 below).  The restricted stock units subject to the RSU Award shall be paid, upon vesting, in an equal number of shares of the Corporation’s common stock.  The RSU Award shall be evidenced by a restricted stock unit award agreement in substantially the form provided by the Corporation to the Executive and will be subject to such other terms as are provided therein and in the Plan.

•                  If a Change in Control Event occurs prior to the Date of Grant specified above, the Executive’s right to the grant of the Option shall immediately terminate and instead the number of restricted stock units subject to the RSU Award shall be increased to (x) 375,000 if the Change in Control Event occurs within six months after the Commencement Date or (y) 500,000 if the Change in Control Event occurs on or after the date that is six months after the Commencement Date (in each case, in lieu of the 250,000 set forth above), and the RSU Award as so increased shall be granted upon (or, as may be necessary to give effect to the grant, immediately prior to) the occurrence of the Change in Control Event; provided, however, the Corporation shall have the right at its option to pay the Executive a lump sum amount upon or within thirty (30) days after such Change in Control Event (in lieu of such RSU Award) equal to the number of shares subject to such RSU Award that would have been vested at the time of such Change in Control Event multiplied by the Fair Market Value (as defined in the Plan) of a share of the Corporation’s common stock at the time of such Change in Control Event (such amount subject to required tax withholding).

•                  Subject to Section 5.3, the vesting of the Option and the RSU Award shall not, unless otherwise specifically approved by the Board in its discretion, accelerate in connection with any Change in Control Event to the extent the awards will continue in effect after such event or be assumed by a successor company (or a parent thereof).

The parties acknowledge and agree that the foregoing awards are intended to satisfy the Corporation’s obligation to grant equity incentive awards to the Executive for the initial four years of the Period of Employment (if employment continues through such period) and the parties do not anticipate that additional equity incentive awards will be granted to the Executive during such period.  The amount, timing, and other terms of any future equity award grants to the Executive shall be determined by the Board (or the Compensation Committee) in its sole discretion.  The share amounts set forth above are subject to adjustment for stock splits, stock dividends, reverse stock splits, mergers and similar events in accordance with the adjustment provisions of the Plan.

3.5                               Compensation for Board Service.  The Executive shall not be entitled to additional compensation (other than the compensation otherwise provided for in this Agreement) for service on the Board or for service as a director, officer, or in any other capacity with any affiliate of the Corporation.

4.             Benefits.

4.1                               Retirement, Welfare and Fringe Benefits.  During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s senior executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.  Unless the Compensation Committee in its discretion determines otherwise, the Executive shall not, however, have rights to participate in any bonus or other incentive plan maintained or adopted by the Corporation (other than as expressly provided in Sections 3.2 and 3.4).

4.2                               Reimbursement of Legal Expenses.  The Corporation shall reimburse the Executive for or pay the reasonable legal fees incurred by the Executive relating to the negotiation and preparation of this Agreement, provided that in no event shall the Corporation’s obligation with respect to such reimbursement or payment of such legal fees exceed FIFTEEN THOUSAND DOLLARS ($15,000).

4.3                               Vacation and Other Leave.  During the Period of Employment, the Executive shall accrue and be entitled to take paid time off (or vacation, depending on the Corporation’s programs in effect from time to time) at a rate of four (4) weeks per year, subject to scheduling with the Board and the Corporation’s policies regarding vacation accruals (including, without limitation, limits on the amount of vacation that may be accrued and untaken before future accruals cease).

4.4                               Relocation Expenses.  The Corporation shall pay or reimburse the Executive for his reasonable costs incurred in relocating from Scottsdale, Arizona to a location that is a reasonable commuting distance from the Corporation’s principal executive offices, including, without limitation, reasonable costs for brokerage fees, loan and closing costs, temporary housing, travel associated with locating a residence and transportation and storage of household goods; provided that in no event shall the Corporation’s obligation with respect to such payments or reimbursements exceed ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000) in the aggregate.  The parties anticipate that such relocation will not occur before June 1, 2008, but will occur promptly after that date.

4.5                               Supplemental Life/Disability Insurance.  Subject to eligibility under the then-existing programs, during the Period of Employment the Corporation shall provide the Executive with supplemental life insurance and long term disability insurance up to a cap on supplemental premiums of ONE THOUSAND THREE HUNDRED DOLLARS ($1,300) annually for life insurance and SEVEN THOUSAND DOLLARS ($7,000) annually for disability insurance.

5.             Termination.

5.1                               Termination by the Corporation.  The Executive’s employment with the Corporation, and the Period of Employment, may be terminated at any time by the Corporation: (i) with Cause (as defined in Section 5.5), or (ii) on written notice to the Executive, without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event the Executive has a Disability (as defined in Section 5.5).

5.2                               Termination by the Executive.  The Executive’s employment with the Corporation, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Corporation (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a termination for Good Reason (as defined in Section 5.5), the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Corporation has not reasonably cured the circumstances that gave rise to the termination for Good Reason.

5.3                               Benefits Upon Termination.  If the Executive’s employment with the Corporation is terminated during the Period of Employment for any reason by the Corporation or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Corporation terminates is referred to as the “Severance Date”), the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:

(a)           the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b)           if, during the Period of Employment (but not upon or following the expiration of the Period of Employment), the Executive’s employment is terminated (x) by the Corporation without Cause or (y) by the Executive for Good Reason, (any of such terminations, a “Qualifying Termination”), the Corporation shall, subject to the following provisions of this Section 5.3 and the provisions of Section 5.4, pay (in addition to the Accrued Obligations) the Executive the following severance benefits:

(i)                     The Corporation shall pay the Executive an amount, subject to tax withholding and other authorized deductions, equal to (A) the sum of (1) the Executive’s Base Salary at the highest annualized rate in effect during the one (1) year period immediately prior to the Severance Date plus (2) such annualized rate of Base Salary multiplied by the Executive’s highest target Incentive Bonus percentage in effect during the one-year period immediately prior to the Severance Date (but not less than 100%), multiplied by (B) one and one-half (1.5).  Such amount is referred to hereinafter as the “Severance Benefit.”  Notwithstanding the foregoing, in the event that such termination of employment occurs at any time during the period commencing two (2) months prior to the occurrence of a Change in Control Event (as defined in Section 5.5) and ending on the second anniversary of such Change in Control Event (the “Protected Period”), the one and one-half (1.5) multiplier in the foregoing clause (B) shall be replaced by a multiplier of two (2).

                                Subject to Section 5.7(a), the Corporation shall pay the Severance Benefit (if the Executive is entitled to the Severance Benefit) to the Executive in accordance with the provisions of this paragraph.  If the Executive’s Separation from Service (as defined in Section 5.5) occurs before a 409A CIC Event (as defined in Section 5.5), the Severance Benefit shall be paid in a series of substantially equal separate installments in accordance with the Corporation’s standard payroll practices over a period of eighteen (18) consecutive months, with the first installment payable in the month following the month in which the Executive’s Separation from Service.  (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit.  For example, each installment would equal one-eighteenth (1/18th) of the Severance Benefit.)  If the Executive is receiving such installment payments and a 409A CIC Event occurs, any remaining installment payments (commencing with any installment for the month following the month in which such 409A CIC Event occurs and any future installments otherwise due) will be paid (without applying a present value discount) in the month following the month in which the 409A CIC Event occurs.  If the Executive’s Separation from Service occurs on or within twenty four (24) months after a 409A CIC Event, the Severance Benefit shall be paid in a single lump sum payment in the month following the month in which the Executive’s Separation from Service occurs.

(ii)                  The Executive shall be entitled to accelerated vesting of a portion of the Option and RSU Award (to the extent then outstanding and otherwise not fully vested) as follows:  (A) the vesting schedule applicable to each of the Option and RSU Award shall, for this purpose, be deemed to have been a 5-year monthly vesting schedule over the sixty (60) months following the Commencement Date, and (B) the portion of the Option and RSU Award that, under such monthly vesting schedule, would have otherwise been scheduled to vest based on the Executive’s continued employment (had the Executive’s employment not terminated) during the period of eighteen (18) months following the Severance Date shall become fully vested and, in the case of the Option, exercisable as of the Severance Date, and the Option, to the extent exercisable, shall remain exercisable until the earlier of the first anniversary of the Severance Date, the end of the maximum term of the Option, or a termination of the option in connection with a change in control or similar event as provided in the Plan.  However, in the case of a Qualifying Termination during the Protected Period, the Option and RSU Award (to the extent then outstanding and otherwise not fully vested) shall become fully vested and, in the case of the Option, exercisable as of the Severance Date, and the Option, to the extent exercisable, shall remain exercisable until the earlier of the first anniversary of the Severance Date, the end of the maximum term of the Option, or a termination of the option in connection with a change in control or similar event as provided in the Plan.

                                Notwithstanding the foregoing, if a Qualifying Termination occurs prior to the Date of Grant, the Executive’s right to the grant of the Option shall immediately terminate and instead the number of restricted stock units subject to the RSU Award shall be increased to (x) 375,000 if the Qualifying Termination occurs within six months after the Commencement Date or (y) 500,000 if the Qualifying Termination occurs on or after the date that is six months after the Commencement Date (in each case, in lieu of the 250,000 set forth above), and the RSU Award as so increased shall be granted upon (or, as may be necessary to give effect to the grant, immediately prior to) the Severance Date and the provisions of the preceding paragraph regarding accelerated vesting shall apply with respect to the RSU Award as so increased.

(iii)               The Corporation will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Corporation’s obligation to make any payment or reimbursement pursuant to this clause (iii) shall commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the eighteenth (18th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Corporation ceases to offer group medical coverage to its active executive employees or the Corporation is otherwise under no obligation to offer COBRA continuation coverage to the Executive).  To the extent the Executive elects COBRA coverage, he shall notify the Corporation in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Corporation may then have in place.  The Executive shall promptly notify the Corporation in writing if he or any of his covered dependents becomes eligible for coverage under any other health plan.

(c)           The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s Retirement Savings Plan; (iv) any rights that the Executive may have under and with respect to a stock option, restricted stock or other equity-based award, to the extent that such award was granted before the Severance Date and to the extent expressly provided in the written agreement evidencing such award; or (v) any right to indemnification the Executive may have from the Corporation or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Corporation or its affiliates.

5.4          Release; Exclusive Remedy.

(a)           This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary.  As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or promptly following his last day of employment with the Corporation: (i) provide the Corporation with a valid, executed, written release of claims (in substantially the form attached hereto as Exhibit A, with such changes to such form as the Corporation may determine necessary or appropriate to help ensure that the release contemplated by such form is maximally enforceable in accordance with applicable law) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law; and (ii) satisfy his obligations under Section 5.4(c).  The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) unless and until the release contemplated by this Section 5.4 is executed and delivered, and not revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b)           The Executive agrees that the payments contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and in such case the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The Corporation and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.  All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages and, subject to all applicable laws and regulations, shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others.

(c)           The Executive agrees that, upon or promptly following the termination of the Executive’s employment with the Corporation (regardless of the reason), he will resign from the Board (if he is then a member of the Board), from the board of directors or similar governing body of any affiliate of the Corporation on which he may then serve, and from any other position which he may then hold with the Corporation and its affiliates.

5.5          Certain Defined Terms.

(a)           As used herein, “Accrued Obligations” means:

(i)            any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) prior to the Severance Date;

(ii)           any Incentive Bonus payable pursuant to Section 3.2 with respect to the fiscal year preceding the fiscal year in which the Severance Date occurs (if the Executive was employed by the Corporation on the last day of that fiscal year) that had not previously been paid; and

(iii)          any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive prior to the Severance Date.

Subject to Section 5.7, the Accrued Obligations shall be paid promptly after the Severance Date.

(b)           As used herein, “Cause” shall mean that, during the Period of Employment, any of the following events or contingencies exists or has occurred:

(i)            the Executive is convicted of, or pleads guilty or nolo contendere to, a felony (whether or not involving the Corporation or any of its affiliates); or

(ii)           the Executive commits an act of willful and material misconduct involving the Corporation or any of its affiliates; or

(iii)          the Executive willfully and repeatedly fails or refuses to perform his duties as required by this Agreement; or

(iv)          a willful and material violation by the Executive of any written rule, regulation or policy of the Corporation; or

(v)           a willful and material breach by the Executive of any provision of this Agreement.

However, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Corporation, and in the case of clauses (ii) through (v) of the foregoing definition, there shall be no determination of Cause hereunder unless the Executive shall have received written notice from the Board stating the nature of the act or omission asserted to constitute Cause and affording the Executive at least ten (10) days to correct such act or omission.  A determination by the Board that Cause exists shall be effective only if approved at a Board meeting (in person or telephonic) by at least a majority of the Board (not counting the Executive if he is then a member of the Board).  The Executive is entitled to be present (with counsel) at such meeting and respond to any basis that may be asserted as constituting Cause (a summary of which shall be supplied to the Executive in writing at least five (5) days before any such meeting).

(c)           As used herein, “Change in Control Event” shall have the meaning ascribed to such term in the Corporation’s 2000 Incentive Plan; provided, however, that as used in this Agreement, the exception in clause (D) of the first bullet point under paragraph (3) of such term as so defined (the exception for acquisitions by any member of or entity or group affiliated with the Lidow family) shall not apply.

(d)           As used herein, “Disability” shall mean a physical or mental impairment which has resulted in the Executive’s entitlement to commencement of long-term disability benefits under the Company’s long-term disability policy applicable to the Executive or, in the absence of such a policy, a physical or mental impairment which has rendered the Executive unable to perform the essential functions of his employment with the Corporation, even with reasonable accommodation that does not impose an undue hardship on the Corporation, for more than 90 calendar days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.  In the absence of an applicable long-term disability policy as described above, the determination of whether or not a Disability exists for purposes of this Agreement shall be based upon the findings of a qualified medical doctor reasonably agreed to by the Corporation and the Executive (or, in the event of the Executive’s incapacity, his legal representative).  In the absence of agreement between the Corporation and the Executive, each party shall nominate a qualified medical doctor, and the two doctors so nominated shall select a third qualified medical doctor, who shall make the determination as to Disability.

(e)           As used herein, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent:

(i)       a material diminution in the Executive’s rate of Base Salary;

(ii)      a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)     a material change in the geographic location of the Executive’s principal office with the Corporation (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Corporation’s executive offices constitute a “material change”);

(iv)     a material breach by the Corporation of this Agreement; or

(v)      in the event of a Change in Control Event after the Commencement Date, the Executive should for any reason not then be or thereafter cease to be a member of the Board (provided that the Executive is then otherwise willing to serve as a member of the Board and satisfies the minimum guidelines and requirements (if any) established by the Corporation for Board membership generally);

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Corporation of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Corporation fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Corporation shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(f)            As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Corporation that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(g)           As used herein, “409A CIC Event” means a Change in Control Event that qualifies as a “change in the ownership” of the Corporation, a “change in the effective control” of the Corporation, or a “change in the ownership of a substantial portion of the assets” of the Corporation, each within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

5.6                               Section 280G Gross-Up.  The Executive shall be covered by the tax gross-up provisions set forth in Exhibit B hereto, incorporated herein by this reference.

5.7                               Section 409A.  If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) until the earlier of (i) the date which is six (6) months after Separation from Service for any reason other than death, or (ii) the date of the Executive’s death.  The provisions of this Section 5.7(a) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 5.7(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

6.                                      Means and Effect of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.  Upon the occurrence of any such termination, the Executive shall be deemed to have resigned as a director and/or officer of the Corporation and its affiliates as of the Severance Date without the giving of any notice or taking of any other action.

7.                                      Protective Covenants.

7.1                               Confidential Information; Inventions.

(a)         The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is made by the Executive in connection with the Executive’s performance in good faith of his duties for the Corporation.  The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive shall deliver to the Corporation at the termination of the Period of Employment, or at any time the Corporation may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Corporation or any of its affiliates (the Corporation and its affiliates are referred to, collectively, as the “Company Group”) which the Executive may then possess or have under his control.  Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Corporation the earliest possible notice thereof, shall, as much in advance of the return date as possible and to the extent legally permitted to do so, make available to the Corporation and its counsel the documents and other information sought, and shall assist the Corporation and such counsel in resisting or otherwise responding to such process.

(b)        As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Corporation in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Corporation or any predecessors thereof (including those obtained prior to the Commencement Date) concerning (i) the business or affairs of the Corporation (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)         As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to actual or anticipated business, research and development or existing or future products or services of any member of the Company Group and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of a member of the Company Group, and whether or not alone or in conjunction with any other person) while employed by the Corporation together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.  All Work Product that the Executive may have discovered, invented or originated during his employment by any member of the Company Group prior to the Commencement Date, that he may discover, invent or originate during the Period of Employment, shall be the exclusive property of the applicable Company Group member, and the Executive hereby assigns all of the Executive’s right, title and interest in and to such Work Product to the applicable Company Group member, including all intellectual property rights therein.  The Executive shall promptly disclose all Work Product to the Corporation, shall execute at the request of the Corporation any assignments or other documents the Corporation may deem necessary to protect or perfect its right (or the rights of any member of the Company Group) therein, and shall assist the Corporation, at the Corporation’s expense, in obtaining, defending and enforcing the Corporation’s rights (or the rights of any member of the Company Group) therein.  The Executive hereby appoints the Corporation as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Corporation to protect or perfect the Corporation, the Corporation’s right (or the rights of any member of the Company Group) to any Work Product.  Notwithstanding the foregoing, the provisions of this agreement requiring assignment of Work Product to the Corporation do not apply to any Work Product which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit C) or the provisions of any applicable like statute of any other state.  For purposes of this Agreement, the term “person” includes any individual, association, corporation, partnership, limited liability company, trust or any other entity or organization, including a governmental entity.

7.2                               No Competing Employment.  The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor.  Based on that understanding, the Executive hereby expressly agrees that, during the Period of Employment and for a period of six months following the Severance Date, the Executive shall not, without prior written approval of the Corporation, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time competes with the Company Group in the business of power management semiconductor technology or products (a “Competing Company”).  Notwithstanding the foregoing, the Executive shall be entitled to own up to 2% of the outstanding securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended.

7.3                               Prohibition on Solicitation of Customers.  During the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder), the Executive shall not, directly or indirectly, either for the Executive or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company Group, nor shall the Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship.  The foregoing shall not be violated by general advertising of a customary nature not targeted at such persons or entities, nor by serving as a reasonable and customary reference upon request.

7.4                               Prohibition on Solicitation of the Corporation’s Employees or Independent Contractors after Termination.  During the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder), the Executive will not directly or indirectly solicit any of the Company Group’s employees, agents, or independent contractors to leave the employ of the Company Group for a Competing Company.  The foregoing shall not be violated by general advertising of a customary nature not targeted at such employees, agents or independent contractors, nor by serving as a reasonable and customary reference upon request.

7.5                               Cooperation.  The Executive agrees that during the Period of Employment and thereafter, he shall respond to all reasonable inquiries of the Corporation about any matters concerning the Corporation or its affairs that occurred or arose during the Executive’s employment by the Corporation, and the Executive further agrees to reasonably cooperate with the Corporation in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Corporation relating to the period during which the Executive was employed by the Corporation or relating to matters of which the Executive has or should have knowledge or information.  The Executive further agrees that, except as required by law, the Executive will at no time voluntarily serve as a witness or offer written or oral testimony against the Corporation in conjunction with any complaints, charges or lawsuits brought against the Corporation by or on behalf of any other current or former employees, or any governmental or administrative agencies related to his period of employment and, to the extent legally permitted, will provide the Corporation with notice of any subpoena or other request for such information or testimony.

7.6                               Understanding of Covenants.  The Executive represents that he (i) is familiar with and has carefully considered the foregoing covenants set forth in this Section 7 (together, the “Restrictive Covenants”), (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Corporation and the other members of the Company Group currently conduct business throughout the continental United States and the rest of the world, and (v) agrees that the Restrictive Covenants are necessary to protect the Corporation’s and the other members of the Company Groups’ respective confidential and proprietary information, good will, stable workforce, and customer relations.  The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any other member of the Company Group, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.  The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

7.7                               Right to Injunctive and Equitable Relief.  The Executive’s obligations not to disclose or use Confidential Information and to refrain from conduct otherwise prohibited by the Restrictive Covenants are of a special and unique character, which gives them a peculiar value.  The Corporation cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Corporation.  Therefore, the Executive expressly agrees that the Corporation shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Corporation may possess.  Furthermore, the obligations of the Executive and the rights and remedies of the Corporation under this Section 7 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

7.8                               Remedy for Breach of Section 7.  This provisions of this Section 7.8 control notwithstanding anything to the contrary in Section 5.3.  In the event the Executive breaches any provision of Section 7 in any willful and material manner the Executive will no longer be entitled to, and the Corporation will no longer be obligated to pay, any remaining unpaid portion of any benefits contemplated by Section 5.3(b) and, in addition to any other legal remedies the Corporation may have in such circumstances, the Corporation shall have the right, in its sole discretion, to take any or all of the following actions: (i) terminate the payments and benefits otherwise due pursuant to Section 5.3(b), (ii) require the Executive to repay to the Corporation any amount theretofore paid to the Executive pursuant to Section 5.3(b), and/or (iii) terminate any and all stock options theretofore granted to the Executive by the Corporation (to the extent not theretofore exercised); provided, however, that if a cure is reasonably possible in the circumstances, the Corporation shall provide the Executive with written notice of the breach and shall not take any of the above actions unless the Executive fails to cure the breach within ten (10) business days’ after such notice, and the Executive agrees to not exercise any such stock options after the Corporation provides the Executive with such notice and before such cure is made.  In no case where benefits are otherwise triggered under Section 5.3(b), however, shall the Executive be entitled to benefits pursuant to Section 5.3(b)(i) of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.4.

8.                                      Withholding Taxes.  Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.                                      Assignment.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.  Without limiting the generality of the preceding sentence, the Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.                               Number and Gender.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

11.                               Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12.                               Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.  (The Executive and the Corporation are sometimes referred to in this Agreement as the “parties” hereto.)

13.                               Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14.                               Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Employment Agreement).  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

15.                               Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

16.                               Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.                               Arbitration.  Except as provided in Section 7, any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties agree that the Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee.  The Executive and the Corporation further agree that in any proceeding to enforce the terms of this Agreement, each party shall bear its own attorneys’ fees and costs; provided, however, the Corporation shall pay (or reimburse the Executive for, as the case may be) the Executive’s reasonable attorneys’ fee and costs in any proceeding to enforce the terms of this Agreement (to the extent of the material claim set forth in (ii) below) if (i) such proceeding commences after a Change in Control Event and (ii) the Executive is a prevailing party on a material claim in such proceeding.  Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

18.          Notices.

(a)           All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested.  Any notice shall be duly addressed to the parties hereto as follows:

if to the Corporation:

International Rectifier Corporation

233 Kansas Street

El Segundo, California 90245

Attn: General Counsel

with a copy to:

Board of Directors

International Rectifier Corporation

233 Kansas Street

El Segundo, California 90245

Attn: Lead Independent Director

(ii)   if to the Executive, at the last address of the Executive on the books of the Corporation.

(b)           Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.  Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

19.                               Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

20.          Insurance.  The Corporation shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Period of Employment on substantially the same terms as the Corporation then covers its active officers and directors (except in no event shall the Corporation be required to maintain such coverage for Executive for a period of more than three years after the last day that the Executive served as an employee of the Corporation or a member of the Board).

21.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date first set forth above.

“CORPORATION”

International Rectifier Corporation,
a Delaware corporation

By:
Donald R. Dancer
Chief Executive Officer (acting)

“EXECUTIVE”

Oleg Khaykin

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1.             Release by Executive.  Oleg Khaykin (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue International Rectifier Corporation (the “Corporation”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Corporation or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Corporation to Executive pursuant to any of the following: (1) Section 5.3 of the Employment Agreement dated as of February 6, 2008 by and between the Corporation and Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Corporation to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Corporation in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (3) any right to indemnification that Executive may have pursuant to the Bylaws of the Corporation, its Certificate of Incorporation or under any written indemnification agreement with the Corporation (or any corresponding provision of any subsidiary or affiliate of the Corporation) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his or her service as an employee, officer or director of the Corporation or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Corporation (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); or (6) any rights to payment of benefits that Executive may have under the Corporation’s Retirement Savings Plan.  In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law.  Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.             Waiver of Civil Code Section 1542.  This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified.  Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims.  Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

3.             ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement.  Executive further expressly acknowledges and agrees that:

(a)           In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b)           He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)           He was given a copy of this Agreement on [                        ] and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to executive this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;

(d)           Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e)           He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Corporation during the seven-day revocation period.  In the event that Executive exercises his right of revocation, neither the Corporation nor Executive will have any obligations under this Agreement.

4.             No Transferred Claims.  Executive represents and warrants to the Corporation that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

5.             Miscellaneous.  The following provisions shall apply for purposes of this Agreement:

(a)           Number and Gender.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b)           Section Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)           Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

(d)           Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e)           Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f)            Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

(g)           Arbitration.  Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.

(h)           Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this                  day of                  200    , at                                              County,                     .

“Executive”

Oleg Khaykin

EXECUTED this                  day of                  200    , at                                              County,                     .

INTERNATIONAL RECTIFIER CORPORATION

By:
[Name]
[Title]

EXHIBIT A-1

ACKNOWLEDGMENT AND WAIVER

I, Oleg Khaykin, hereby acknowledge that I was given 21 days to consider the foregoing General Release Agreement and voluntarily chose to sign the General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this        day of                          200    , at                        County,                   .

Oleg Khaykin

EXHIBIT B

TAX GROSS-UP PROVISIONS

1.             Possible Gross-Up Payment.

(a)                                  Subject to Section 1(b), in the event it is determined (pursuant to Section 2 below) or finally determined (as defined in Section 3(c) below) that any payment, distribution, transfer, benefit or other event with respect to the Corporation or a successor, direct or indirect subsidiary or affiliate of the Corporation (or any successor or affiliate of any of them, and including any benefit plan of any of them), and arising in connection with an event described in Section 280G(b)(2)(A)(i) of the Code, occurring after the Commencement Date, to or for the benefit the Executive or the Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 1(a)) (each a “Payment” and collectively the “Payments”) is or was subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is or was incurred by Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, addition to tax, and costs (including professional fees) hereinafter collectively referred to as the “Excise Tax”), then, within 10 days after such determination or final determination, as the case may be, the Corporation shall pay to the Executive (or to the applicable Taxing Authority (as defined in Section 3(a), on Executive’s behalf, at the Corporation’s discretion) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by the Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments.  The Gross-Up Payment, if triggered pursuant to this Section 1(a), is intended to put the Executive in the same position as the Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

(b)                                 Notwithstanding anything contained in Section 1(a) or any other provision of this Agreement to the contrary, if a reduction in the amount of the Payments by an amount up to but not in excess of fifteen percent (15%) of the amount of the Payments otherwise required (as determined before giving effect to any Gross-Up Payment pursuant to Section 1(a) and before any reduction pursuant to this Section 1(b)) would avoid the imputation of any Excise Tax on the remaining Payments (after such reduction), then the Payments shall be reduced (but not below zero) so that the maximum amount of the Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Payments to be subject to the Excise Tax.  Unless the Executive shall have given prior written notice to the Corporation to effectuate a reduction in the Payments if such a reduction is required, the Corporation shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any other cash benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Payments.

(c)                                  The preceding provisions of this Section 1 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

2.             Determination of Gross-Up.

(a)                                  Except as provided in Section 3, the determination that a Payment is (or, if no reduction were made pursuant to Section 1(b), would be) subject to an Excise Tax, and whether a Gross-Up Payment or reduction pursuant to Section 1(b) is required in the circumstances, shall be made in writing by a nationally recognized accounting firm or executive compensation consulting firm selected by the Corporation (the “Accounting Firm”).  If no reduction is required pursuant to Section 1(b), such determination shall include the amount of the Gross-Up Payment.  The Accounting Firm’s determination shall include detailed computations thereof, including any assumptions used in such computations.  Any determination by the Accounting Firm will be binding on the Corporation and the Executive.

(b)                                 For purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal individual income taxation in the calendar year in which the Gross-Up Payment is to be made.  Such highest marginal rate shall take into account the loss of itemized deductions by the Executive and shall also include the Executive’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of individual income taxation in the state and locality of the Executive’s residence on the date that the Payment is made, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

3.             Notification.

(a)                                  The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Corporation of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 30 days after the Executive receives written notice of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Executive to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of the Executive’s rights under this Exhibit B except to the extent of actual damages suffered by the Corporation as a result of such failure.  The Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due).  If the Corporation notifies the Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, the Executive shall:

(1)                                  give the Corporation any information reasonably requested by the Corporation relating to such claim;

(2)                                  take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Corporation;

(3)                                  permit the Corporation to participate in any Proceedings (as defined below) relating to such claim; and

(4)                                  cooperate with the Corporation in good faith in connection with any Proceedings and to contest such claim;

provided, however, that the Corporation shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and Proceedings and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

As used in this Exhibit, “Proceeding” or “Proceedings” means, with respect to any claim by a Taxing Authority, the contest of such claim through:  (i) any applicable administrative remedy or remedies that may be pursued with the Taxing Authority, or the administrative agency or tribunal having jurisdiction over the Taxing Authority or claim, including, but not limited to, protests, petitions, administrative appeals, claims for refund, conferences (including settlement conferences), hearings and any combination of the foregoing; and (ii) any other remedy or remedies, including suits for refund, appeals of administrative determinations, appeals of trial court decisions and further appeals, including to the court of last resort, settlement of any such suits or appeals, and any other remedy that the Corporation chooses to pursue.

(b)                                 Without limitation on the foregoing provisions of this Section 3, and to the extent its actions do not unreasonably interfere with or prejudice the Executive’s disputes with the Taxing Authority as to other issues, the Corporation shall control all Proceedings related to such claim.  Any settlement of any claim shall be reasonably acceptable to the Executive, and the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

If the Corporation directs the Executive to pay an amount claimed in connection with any Proceeding, the Corporation shall make a tentative payment to the Executive (or to the applicable Taxing Authority on the Executive’s behalf, in the Corporation’s discretion) of the amount then directed to be paid by the Corporation, and the Corporation shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such tentative payment or with respect to any imputed income with respect to such tentative payment, as any such amounts are incurred.

Any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the Executive’s taxable year with respect to which such claim relates shall be limited solely to the claimed amount.

(c)                                  If, after receipt by the Executive of a payment by the Corporation pursuant to this Section 3, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Corporation’s compliance with the requirements of this Exhibit B) promptly pay to the Corporation an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Executive in connection with such payment, after giving effect to such repayment.  If, after the receipt by the Executive of any payment by the Corporation pursuant to this Section 3, it is finally determined that the Executive is not entitled to any refund with respect to such claim, then the Executive shall not be required to repay any portion of such payment and such payment shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

(d)                                 For purposes of this Exhibit B, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of: (1) the expiration of the 15-day period referred to in Section 3(a) if the Corporation or the Executive’s Employer has not notified the Executive that it intends to contest the underlying claim, (2) the expiration of any period following which no right of appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Executive and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the receipt by the Executive of notice from the Corporation that it no longer seeks to pursue a contest (which shall be deemed received if the Corporation does not, within 15 days following receipt of a written inquiry from the Executive, affirmatively indicate in writing to the Executive that the Corporation intends to continue to pursue such contest).

4.                                      Underpayment and Overpayment.  It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an “Underpayment”).  It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made, or that a reduction in Payments pursuant to Section 1(b) should have been made (or made in a greater amount, as applicable) that was not initially made (an “Overpayment”).  The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 2.  In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Executive as an additional Gross-Up Payment.  In the event of an Overpayment, the Executive shall promptly pay to the Corporation the amount of such Overpayment together with interest on such amount at the applicable Federal rate provided for in Section 1274(d) of the Code for the period commencing on the date of the Overpayment to the date of such payment by the Executive to the Corporation.  The Executive shall make such payment to the Corporation as soon as administratively practicable after the Corporation notifies the Executive of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.

5.                                      Compliance with Law; Section 409A.  Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any advance or repayment obligation hereunder would constitute such a violation, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void to the extent required by such Act.  Any payment due to the Executive pursuant to this Exhibit will be paid no later than the last day of the end of the Executive’s taxable year following the taxable year in which the Executive pays or remits the related taxes.

EXHIBIT C

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(b)           Result from any work performed by the employee for the employer.

1.             To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Received and Acknowledged:

Date:	, 2008

Employee Signature:
Oleg Khaykin